                                                 NEWS
CONTACTS:
Investors: Media:	William Kuser Mary Ann Dunnell	(203) 573-2213 (203) 573-3034

CROMPTON REPORTS FIRST QUARTER RESULTS;
RESULTS FOR THE POLYMER ADDITIVES AND POLYMERS SEGMENTS SHOW DRAMATIC
IMPROVEMENT OVER PRIOR YEAR

MIDDLEBURY, CT - April 26, 2005 - Crompton Corporation (NYSE: CK) reported today that net earnings for the first quarter of 2005 were $20.4 million, or $0.17 per diluted share, which includes earnings from discontinued operations of $2.2 million, or $0.02 per share, related to the company's Refined Products business that it expects to sell during the second quarter of 2005. Net earnings from continuing operations for the quarter were $18.2 million, or $0.15 per diluted share, which includes pre-tax charges of $3.2 million for antitrust costs and $0.2 million for facility closures, severance and related costs. Operating profit for Crop Protection for the first quarter of 2004 included $9.6 million of equity income from the Company's Gustafson joint venture, which is not reflected in 2005 first quarter results as the joint venture was divested at the end of last year's first quarter.

First quarter net sales of $589.7 million were 6 percent above prior year net sales of $555.5 million. The increase was the result of a 13 percent increase in selling prices and a 2 percent increase due to favorable foreign currency, partially offset by a 9 percent decrease in volume.

The tax rate from continuing operations for the first quarter was 44 percent, owing largely to a $3.8 million increase in the deferred tax valuation allowance. The company expects its effective tax rate for the year to be approximately 35 percent.

The diluted weighted average shares outstanding for the first quarter of 2005 were 118,944,995 versus 114,835,089 for the first quarter of 2004.

"As promised, we continued to accelerate pricing and were able to deliver improved earnings despite the selective loss of some volume and slightly lower than expected results in our Crop Protection business," said Robert L. Wood, chairman, president and chief executive officer. "While there is more to be done, we continue to emphasize to customers the value-in-use (low component cost compared to indispensable functional value) of the products we sell, as well as the necessity of better returns to support future investment.

"The good first quarter results and improved gross margins are a result of:

1.     A better understanding of the competitive environment and the value of our products.
2.     A tough-minded discipline with respect to pricing, which caused us to selectively give up volume to competitors who are still focused on price protection and share.
3.     A disciplined approach to cost reduction and allocation of resources.
4.     A strategic and selective raw material pre-buying program.
5.     More people on our team believing we can, in fact, win with our strategy.

"We are far from declaring victory, as we look forward to the balance of the year. Going forward, we expect to reap continued benefits from the restructuring and cost reduction initiatives we undertook in 2004. We also expect continued leverage in price and improved volume. These positive factors will be offset to some degree by higher raw material prices in the second quarter that will challenge margins. We cannot confidently see much beyond the second quarter. While April looks to be in-line with our expectations, we have to be vigilant and disciplined as the year progresses."

"We are focused on delivering solid results from our existing portfolio while undertaking thorough integration planning to unlock the potential of the new company we are building," Wood concluded.

2005 Annual Meeting of Stockholders:
The Company's 2005 Annual Meeting of Stockholders will be held on April 26, 2005 at 11:15 a.m. EDT, in listen-only mode. Interested parties are asked to dial in approximately 10 minutes prior to the start time at (612) 332-0820. Replay of the call will be available for two weeks starting at 2:45 p.m. on April 26. To access the replay, call (320) 365-3844 and enter access code 778079.

First Quarter Earnings Q&A Teleconference:
The Company's first quarter earnings conference call will be held on April 26, 2005 at 2:00 p.m. EDT. The Company will post informational slides shortly before the call, which include analysis of segment results, to the Investor Relations section of its Web site (www.cromptoncorp.com). Interested parties are asked to dial in approximately 10 minutes prior to the start time at (612) 332-1213. Replay of the call will be available for two weeks starting at 5:30 p.m. on April 26. To access the replay, call (320) 365-3844 and enter access code 778081.

Crompton Corporation, with 2004 sales of $2.5 billion, is a producer and marketer of specialty chemicals and polymer products and equipment. Additional information concerning Crompton Corporation is available at www.cromptoncorp.com.

###

Forward-Looking Statements
Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions, the outcome and timing of antitrust investigations and related civil lawsuits to which the Company is subject, the ability to obtain selling price increases, pension and other post-retirement benefit plan assumptions, energy and raw material prices and availability, production capacity, changes in interest rates and foreign currency exchange rates, changes in technology, market demand and customer requirements, the enactment of more stringent environmental laws and regulations, the ability to realize expected cost savings under the Company's cost reduction initiatives, the amount of any additional earn-out payments from GE, the ability to reduce the Company's debt levels, the risk that Great Lakes and the Company's businesses will not be integrated successfully, the risk that the cost savings, cash flow synergies and other synergies from the merger transaction may not be fully realized or take longer to realize than anticipated, disruption from the merger transaction may make it more difficult to maintain relationships with employees, customers or suppliers, competition and its effect on pricing, third party relationships and revenues, the ability to obtain regulatory approval of the merger transaction on the proposed terms and schedule, the failure of the stockholders of either the Company or Great Lakes to approve the merger transaction, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These statements are based on the Company's estimates and assumptions and on currently available information. The forward-looking statements include information concerning the Company's possible or assumed future results of operations, and the Company's actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date of this release and such information will not necessarily be updated by the Company.

CROMPTON CORPORATION
Consolidated Statements of Earnings
First quarter ended 2005 and 2004
(In thousands, except per share data)

	First Quarter

	2005	2004

Net sales	$589,730	$555,509

Cost of products sold*	418,669	430,988
Selling, general and administrative*	61,271	71,321
Depreciation and amortization	30,126	28,880
Research and development	10,511	11,399
Equity income	(88)	(9,627)
Facility closures, severance and related costs	158	2,411
Antitrust costs	3,166	4,053

Operating profit	65,917	16,084
Interest expense	24,406	17,925
Other (income) expense, net	8,799	(92,754)

Earnings from continuing operations before
income taxes	32,712	90,913
Income tax expense	14,483	30,120

Earnings from continuing operations	18,229	60,793
Earnings from discontinued operations	2,206	160

Net earnings	$20,435	$60,953

Basic earnings per common share:
Earnings from continuing operations	$0.16	$0.53
Earnings from discontinued operations	0.02	-

Net earnings	$0.18	$0.53

Diluted earnings per common share:
Earnings from continuing operations	$0.15	$0.53
Earnings from discontinued operations	0.02	-

Net earnings	$0.17	$0.53

Weighted average shares outstanding - basic	116,760	114,525

Weighted average shares outstanding - diluted	118,945	114,835

*

Reflects the reclassification of shipping costs of $15.7 million and $16.7 million for the first quarter of 2005 and 2004, respectively, from selling, general and administrative to cost of products sold.

CROMPTON CORPORATION
Consolidated Balance Sheets
March 31, 2005 and December 31, 2004
(In thousands of dollars)

	March 31, 2005	December 31, 2004

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$118,411	$158,700
Accounts receivable	267,106	242,435
Inventories	404,093	383,635
Other current assets	153,254	165,554
Assets held for sale *	95,877	97,252

Total current assets	1,038,741	1,047,576

NON-CURRENT ASSETS
Property, plant and equipment	674,137	694,925
Cost in excess of acquired net assets	401,288	407,975
Other assets	525,823	528,233

	$2,639,989	$2,678,709

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Short-term borrowings	$14,137	$4,294
Accounts payable	207,593	231,473
Accrued expenses	307,460	338,709
Income taxes payable	99,916	107,686
Other current liabilities	21,265	23,555
Liabilities held for sale *	3,866	3,452

Total current liabilities	654,237	709,169

NON-CURRENT LIABILITIES
Long-term debt	877,927	862,251
Pension and post-retirement health care liabilities	557,595	566,759
Other liabilities	214,951	211,550

STOCKHOLDERS' EQUITY
Common stock	1,192	1,192
Additional paid-in capital	1,033,291	1,032,282
Accumulated deficit	(633,051)	(647,678)
Accumulated other comprehensive loss	(49,651)	(22,372)
Treasury stock at cost	(16,502)	(34,444)

Total stockholders' equity	335,279	328,980

	$2,639,989	$2,678,709

*	Represents the assets to be sold and liabilities to be assigned related to the Refined Products business, which has been classified as a discontinued operation.

CROMPTON CORPORATION
Consolidated Statements of Cash Flows
First quarter ended 2005 and 2004
(In thousands of dollars)

	First Quarter

Increase (decrease) to cash	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$20,435	$60,953
Adjustments to reconcile net earnings to net
cash used in operations:
Gain on sale of Gustafson joint venture	-	(90,938)
Depreciation and amortization	32,135	30,854
Equity income	(88)	(9,627)
Changes in assets and liabilities, net:
Accounts receivable	(40,606)	(42,642)
Accounts receivable - securitization	1,596	(20,333)
Inventories	(30,168)	(4,475)
Accounts payable	(20,490)	(1,807)
Other	(32,834)	15,768

Net cash used in operations	(70,020)	(62,247)

CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from divestments	11,797	129,516
Capital expenditures	(13,978)	(16,640)
Other investing activities	(28)	391

Net cash (used in) provided by investing activities	(2,209)	113,267

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from (payments on) domestic credit facility	25,000	(49,400)
(Payments on) proceeds from short-term borrowings	(162)	727
Dividends paid	(5,808)	(5,727)
Other financing activities	14,324	171

Net cash provided by (used in) financing activities	33,354	(54,229)

CASH
Effect of exchange rates on cash	(1,414)	(138)

Change in cash	(40,289)	(3,347)
Cash at beginning of period	158,700	39,213

Cash at end of period	$118,411	$35,866

Note: The Consolidated Statements of Cash Flows have not been adjusted to reflect the discontinued operations and thus include the cash flows of the Refined Products business.

CROMPTON CORPORATION
Segment Sales and Operating Profit
First quarter ended 2005 and 2004
(In thousands of dollars)

	First Quarter

	2005	2004

NET SALES
Polymer Products
Polymer Additives	$381,369	$363,343
Polymers	94,536	81,212
Polymer Processing Equipment	40,393	38,428
Eliminations	(4,481)	(3,948)

	511,817	479,035

Specialty Products
Crop Protection	77,913	76,474

	77,913	76,474

Total net sales	$589,730	$555,509

OPERATING PROFIT
Polymer Products
Polymer Additives	$46,394	$8,948
Polymers	20,521	10,195
Polymer Processing Equipment	(470)	(1,764)

	66,445	17,379

Specialty Products
Crop Protection	19,497	28,441

	19,497	28,441

General corporate expense, including amortization	(16,701)	(20,698)
Unabsorbed overhead expense from
discontinued operations	-	(2,574)
Facility closures, severance and
related costs	(158)	(2,411)
Antitrust costs	(3,166)	(4,053)

Total operating profit	$65,917	$16,084

CROMPTON CORPORATION	SUPPLEMENTARY SCHEDULE
Major Factors Affecting Operating Results
First quarter ended 2005 versus 2004
(In millions of dollars)

The following table summarizes the major factors contributing to the first quarter changes in operating results versus the prior year:

	First Quarter

		Pre-tax
	Net	Earnings
	Sales	(Loss)

2004	$ 555.5	$ 90.9	*

2004 Facility closures, severance and related costs	-	2.4
2004 Antitrust costs	-	4.1
2004 Supplemental executive retirement costs	-	5.9
2004 Divestment gains, primarily Gustafson	-	(94.6)

	555.5	8.7

Higher selling prices	74.0	74.0
Reduced unit volume/mix	(49.6)	(7.8)
Foreign currency impact	9.8	0.1
Cost savings	-	18.5
Higher raw materials/energy costs	-	(40.6)
Decrease in Gustafson equity income	-	(9.6)
Lower costs (legal, environmental)	-	3.6
Higher incentive expense	-	(3.3)
Higher interest expense	-	(6.5)
Other	-	(1.0)

	589.7	36.1

2005 Facility closures, severance and related costs	-	(0.2)
2005 Antitrust costs	-	(3.2)

2005	$ 589.7	$ 32.7	*

* Represents the pre-tax earnings from continuing operations.